Exhibit EX4.3.2

Atlantic Innovation Fund

Articles of Agreement

Project Number: 203260

This Agreement made

BETWEEN:	ATLANTIC CANADA OPPORTUNITIES AGENCY

(hereinafter referred to as “the Agency”)

AND:	METAMATERIAL TECHNOLOGIES INC., a corporation duly incorporated under the laws of Canada, having its head office located at 1 Research Drive, Dartmouth, Nova Scotia, B2Y 4M9

(hereinafter referred to as “MTI”)

AND:	LAMDA GUARD INC., a corporation duly incorporated under the laws of Canada, having its head office located at 1 Research Drive, Dartmouth, Nova Scotia, B2Y 4M9

(hereinafter referred to as “LGI”)

[MTI and LGI herein collectively referred together as “the Recipient”]

WHEREAS the Agency has established a program, the Atlantic Innovation Fund (AIF), to strengthen the economy of Atlantic Canada by supporting the development of knowledge-based industry. The AIF will help increase the region’s capacity to carry out leading-edge research and development that directly contributes to the development of new technology-based economic activity in Atlantic Canada; and

WHEREAS the Recipient submitted a project proposal in response to the Agency’s Request for Letters of Intent and Project Proposals, dated November 6, 2013.

IN CONSIDERATION of their respective obligations set out below, the parties hereto agree as follows.

ARTICLES OF AGREEMENT

Article 1 - Documents Forming Part of this Agreement

1.1 The following documents form an integral part of this Agreement:

These Articles of Agreement

Schedule 1 - General Conditions

Schedule 2 - Statement of Work

Schedule 3 - Claims and Project Cost Principles

Schedule 4 - Commercialization

Schedule 5 - Reporting Requirements

Schedule 6 - Project Fact Sheet for News Release

Schedule 7 - Special Equipment

Schedule 8 – Pre-Authorized Debit/Direct Deposit Authorization (PAD)

1.2 In the event of conflict or inconsistency, the order of precedence amongst the documents forming part of this Agreement shall be:

These Articles of Agreement

Schedule 1 - General Conditions

Schedule 2 - Statement of Work

Other Schedules

Article 2 - The Recipient’s Obligations

2.1 The Recipient will carry out the NANOLIFT – Nanostructured Laser Interference Filter Technologies Project (“the Project”) as described in Schedule 2 - Statement of Work, will make claims in accordance with Schedule 3 – Claims and Project Costs Principles, will commercialize as mentioned in Schedule 4 - Commercialization, will provide the reports required under Schedule 5 – Reporting Requirements and will fulfill all of its other obligations hereunder, in a diligent and professional manner using qualified personnel.

2.2 The Recipient shall ensure that the Project is completed on or before June 30, 2017 (“Project Completion Date”), unless otherwise agreed to in writing by the Agency.

2.3 In the event the carrying out of the Project involves collaboration with other parties, the Recipient shall provide, prior to first disbursement of funds, satisfactory evidence to the Agency that appropriate agreements exist to ensure the roles and responsibilities of each party are defined.

Article 3 - The Contribution

3.1 Subject to all the other provisions of this Agreement, the Agency will make a Contribution to the Recipient in respect of the Project, of the lesser of:

(a)
75 % of Eligible Costs (estimated to be $4,000,000);

OR

(b)
$3,000,000.

3.2 The Agency will pay the Contribution to the Recipient in respect of Eligible Costs as set out in Schedule 2 – Statement of Work; and incurred on the basis of itemized claims submitted in accordance with the procedures set out in Schedule 3 – Claims and Costs Principles.

3.3 The Agency will not contribute to any Eligible Costs incurred by the Recipient prior to November 6, 2013. The Agency will not accept any cost incurred after the Project Completion Date, unless otherwise agreed to in writing, by the Agency, prior to the costs being incurred.

3.4 Notwithstanding any other terms or conditions of this Agreement, if the Recipient does not submit a claim for payment or does not provide documentation with the claim that is satisfactory to the Agency within six (6) months after the Date of Execution of the Agreement (“the Lapsing Date”), the Agreement will terminate.

3.5 Notwithstanding any other terms or conditions of this Agreement, the Agency may cancel any outstanding balance of the Contribution that has not been fully disbursed by September 30, 2017 (“the Cancellation Date”).

3.6 Prior to first disbursement of this Contribution by the Agency, the Recipient shall arrange pre-authorized payments for scheduled repayments by completing a Pre- Authorized Debit/Direct Deposit Authorization form, in the form set out in Schedule 8 (and available on the Agency’s website).

3.7 The Agency may withhold up to ten percent (10%) of the Contribution prior to the completion of the Project or until such audit as the Agency may require has been performed. In the event that no audit has been performed twelve (12) months after receipt of the final claim, any amount so withheld shall be released to the Recipient.

3.8 At the discretion of the Agency or at the request of the Recipient, the Agency may make payment(s) jointly to the Recipient and a third party for Eligible Costs which have been incurred.

Article 4 – Fiscal Year

4.1 The Recipient agrees that its Fiscal Year presently begins on January 1 and ends on December 31 and there shall be no change of that Fiscal Year except with the prior approval of the Agency.

Article 5 - Repayment

5.1 The Recipient shall repay the Contribution to the Agency by annual instalment calculated as a percentage of the Gross Revenues of the Fiscal Year(s) immediatly preceding the Due Date of the respective payment. This means, the annual installement will be calculated as a percentage of the Gross Revenues reported on the consolidated audited financial statements (i.e. Recipient and entities it controls) as described in Schedule 5 – Reporting Requirements.

5.2 (a) The annual amount due shall be calculated as follows:

(i)
if Gross Revenues are less than One Million Dollars ($1,000,000) and cumulative Gross Revenues of prior completed fiscal years since the Date of Execution of this Agreement are less than Five Million Dollars ($5,000,000), then NIL;
(ii)
if Gross Revenues are less than One Million Dollars ($1,000,000) and cumulative Gross Revenues of prioir completed fiscal years since the Date of Execution of this Agreement are Five Million Dollars ($5,000,000) or greater, then Five Percent (5%) of the cumulative Gross Revenues;
(iii)
if Gross Revenues are more than One Million Dollars ($1,000,000) but less than or equal to Ten Million Dollars ($10,000,000), then Five Percent (5%) of Gross Revenues; and
(iv)
if Gross Revenues are greater than Ten Million Dollars ($10,000,000) then Five Hundred Thousand Dollars ($500,000) plus One Percent (1%) of Gross Revenues above Ten Million Dollars ($10,000,000).
(b)
Notwithstanding paragraph 5.2(a) above, in the event the Recipient earns Gross Revenues prior to the Project Completion Date, such Gross Revenues shall be included in the calculations of the first repayment.

5.3 The first repayment is due on September 1, 2018 and subsequent repayments are due annually until the Contribution has been repaid in full.

5.4 MTI shall retain 100% ownership of all class of shares of its subsidiaries. Any sale of shares or Special Equipment of any subsidiary will constitue a material change to this Agreement.

5.5 MTI shall cause its subsidiaries to provide it financial assistance, where needed, in making payment of the amount due to the Agency.

Article 6 – Equity

6.1 The Recipient shall attain Equity, satisfactory to the Agency, in the total amount of $710,293 on or before the date of the first disbursement by the Agency to the Recipient. The basis of the Equity calculations is defined in the General Conditions (Schedule 1).

6.2 In order to comply with the required Equity level, the Recipient shall submit supporting documentation confirming an injection of Equity in the amount of $1,000,000.

6.3 Unless otherwise authorized by the Agency in writing, this level of Equity shall be maintained until all amounts due by the Recipient to the Agency under this Agreement have been paid in full or until that obligation is otherwise discharged to the satisfaction of the Agency.

Article 7 - Other Government Assistance

7.1 The Recipient hereby acknowledges that, no other federal, provincial or municipal government financial assistance other than that described in Section 8.1 of Schedule 2 has been requested or received by the Recipient for the Eligible Costs of the Project.

7.2 The Recipient will inform the Agency promptly in writing of any other federal, provincial or municipal government assistance to be received for the Eligible Costs of the Project and the Agency will have the right to reduce the Contribution under this Agreement to the extent of any such assistance.

Article 8 - Environmental Requirements

8.1 The Agency has determined that the Canadian Environmental Assessment Act, 2012, S.C. 2012, c. 19, s. 52 (CEAA, 2012) does not apply to the Project and that an environmental assessment (EA) or a determination under section 67 of CEAA, 2012 are not required for the Project.

8.2 If, as a result of changes to the Project or otherwise, the Agency is of the opinion that CEAA, 2012 applies to the Project, the Recipient agrees that construction of the Project, including site preparation, will not be undertaken or will be suspended and no funds or additional funds will become or will be payable by the Agency to the Recipient for the Project unless, and until:

(a)
in the case of an EA, a decision statement has been issued to the Recipient; or
(b)
in the case of a determination under section 67 of CEAA, 2012, the Agency determines that the Project is not likely to cause significant adverse environmental effects or is likely to cause significant adverse environmental effects that are justified in the circumstances.

8.3 For any EA or determination made under CEAA, 2012 as a result of changes to the Project or otherwise:

(a)
the Recipient will comply with, to the satisfaction of the Agency and at the Recipient’s own expense, all conditions included in the decision statement issued under CEAA, 2012 or other conditions that the Agency may require in coming to a determination under section 67 of CEAA, 2012.
(b)
the Recipient will allow the Agency and its agents, employees, servants or contractors to access and enter at any time during reasonable hours upon any real property under the ownership or control of the Recipient for the purpose of ensuring that any conditions and mitigation measures are implemented for the Project.

Article 9 - Official Languages

9.1 The Recipient agrees that any public acknowledgment of the Agency’s support for the Project will be expressed in both official languages.

9.2 The Recipient agrees:

(a)
that basic project information, such as project description, will be developed and made available to the public in both official languages;
(b)
to invite members of the official-language minority community to participate in any public event relating to the Project, where appropriate; and
(c)
that main signage components related to the Project will be in both official languages.

Article 10 - Notice

10.1 Any notice to the Agency will be addressed to:

Atlantic Canada Opportunities Agency

Nova Scotia Regional Office

PO Box 2284, Station “Central”

Halifax, Nova Scotia

B3J 3C8

Attn: Ms. Dina Kalogeropoulos, Manager, Innovation

Email: Dina.Kalogeropoulos@acoa-apeca.gc.ca

Fax No.: 902-426-2054

10.2 Any notice to the Recipient will be addressed to:

Metamaterial Technoligies Inc.

1 Research Drive, Bay 8

Dartmouth, Nova Scotia

B2Y 4M9

Attn: Dr. George Palikaras, President & CEO

Email: info@metamaterial.com

Fax No.: NA

Article 11 - Entire Agreement

11.1 This Agreement constitutes the entire agreement between the parties and supersedes all previous documents, negotiations, arrangements, undertakings and understandings related to its subject matter.

IN WITNESS WHEREOF the parties hereto have executed this Agreement through duly authorized representatives.

ATLANTIC CANADA OPPORTUNITIES AGENCY,

ATLANTIC CANADA OPPORTUNITIES AGENCY,

Per:
	Signature	Date

	Peter Hogan	Vice-President (Nova Scotia)
	Name	Title

METAMATERIAL TECHNOLOGIES INC.

Per:
	Signature	Date

	Name	Title

Per:
	Signature	Date

	Name	Title

Atlantic Innovation Fund

Schedule 1

GENERAL CONDITIONS

1.
Definitions

For the purposes of this Agreement,

“Agreement” means the agreement to which these General Conditions relate, consisting of Articles of Agreement and the Schedules referred to in these Articles.

“Background Intellectual Property” means the intellectual property rights in the technology developed prior to the beginning of the Project and required for the carrying out of the Project or the exploitation of the Foreground Intellectual Property.

“Cancellation Date” means the date that any outstanding balance of the Contribution will be cancelled and no longer available for payment under this Agreement.

“Certificate of Incumbency” is a document which certifies which officials of the Recipient have the authority to execute documents as required under this Agreement. The Certificate of Incumbency is completed on a form provided by the Agency.

“Contribution” means the funding, in Canadian dollars, payable by the Agency under the Agreement.

“Date of Execution” means the date when the Agreement has been signed by all of the parties and only takes effect upon the signature of the last party.

“Due Date” in relation to an amount owing to the Agency, means: (i) the day on which a scheduled repayment is to be made; or, (ii) where no repayment schedule has been arranged, the day that is normally thirty (30) calendar days after the date on which a demand for payment is issued.

“Eligible Costs” means the Project cost elements specified in the Statement of Work in Schedule 2 and incurred by the Recipient in accordance with Schedule 3, Section B, Project Cost Principles, excluding but not limited to those Project cost elements that may be specifically mentioned in the Statement of Work as not being supported by the Agency.

“Equity” is to be calculated as the aggregate of:

(a)
the Recipient’s share capital;
(b)
contributed surplus and other surplus accounts;
(c)
retained earnings (added) or accumulated deficit (subtracted);
(d)
subordinated shareholder(s)’ loan(s). In order to be considered in this calculation, a duly signed Subordination Agreement must be on file; and
(e)
loans from other parties that are subordinated (reduced in priority of payment) to all other liabilities for a certain period, at the satisfaction of the Agency. In order to be considered in this calculation, a duly signed Subordination Agreement must be on file.

LESS:

(f)
advances to shareholders; and
(g)
any other asset account that, in the opinion of the Agency, unreasonably inflates the Recipient’s Equity.

“Fiscal Year” means the Recipient’s fiscal year as set out in the Articles of Agreement.

“Foreground Intellectual Property” means all technical data, including without limitation, all designs, specifications, software, data, drawings, plans, reports, patterns, models, prototypes, demonstration units, practices, inventions, methods, applicable special equipment and related technology, processes or other information or know-how conceived, produced, developed or reduced to practice in carrying out the Project, and all rights therein, including without limitation, patents, copyrights, industrial designs, trade-marks, and any registrations or applications for the same and all other rights of intellectual property therein, including any rights which arise from the above items being treated by the Recipient as trade secrets or confidential information.

“Gross Revenues” means all revenues, receipts, monies and other considerations of whatever nature earned or received by the Recipient or by any entity it controls (as that is defined by the IFRS10 Consolidated Financial Statements), whether in cash, or by way of benefit, advantage, or concession, and without deductions of any nature, net of any returns or discounts actually credited and any sales, excise, ad valorem or similar taxes paid but without deduction for bad debts or doubtful accounts, as determined in accordance with generally accepted accounting principles, applied on a consistent basis. Transactions with related persons ( as this is defined in the Income Tax Act) will be deemed made in an amount equal to the fair market value for a similar product at the time of the transaction.

“Interest Rate” means the rate of interest equal to a rate three percent (3%) higher than the average Bank of Canada discount rate for the previous month.

“Key Project Collaborators” means a person or persons listed in section 3 of Schedule 2.

“Lapsing Date” means the date that this Agreement terminates because the Recipient failed to submit a claim for payment or provide documentation with the claim satisfactory to the Agency.

“Project” means the project described in Schedule 2.

“Project Completion Date” means the date set in the Articles of Agreement for the completion of the Project.

“Quarterly” means where documents are required to be submitted on a quarterly basis pursuant to this Agreement, they shall be submitted in accordance with the dates set out in Schedule 5, section 2.

“Resulting Products” means the Foreground Intellectual Property or any products or services resulting from the use of the Foreground Intellectual Property or any one or combination of these.

“Schedule” means a schedule to the Agreement.

“Special Equipment” means any prototype, pilot plant or other equipment acquired or manufactured for the purpose of the Project.

“Statement of Work” refers to the document in Schedule 2 containing the description of the Project.

2.
Material Changes

No material changes will be made to the estimated total scope or nature of any element of the Project without the prior written consent of the Agency. Without limiting the generality of the foregoing, a material change will have occurred if:

(a)
a Project performance milestone is not expected to be achieved within six (6) months of the projected completion date mentioned in the Statement of Work for that element;
(b)
the estimated Eligible Costs and/or the total Project costs mentioned in the Statement of Work are expected to be exceeded by 20% or more;
(c)
the Project is carried out at locations other than those mentioned in the Statement of Work;
(d)
a change to to key Project personnel (as set out in Schedule 2), or to Key Project Collaborators, or to the Project financing, or to ownership of the Recipient has occurred; or
(e)
a change in respect of any other aspect of the Project that has been specifically identified in another part of the Agreement as a “material change” for the purpose of this provision, has occurred.
3.
Disposal of Assets

The Recipient shall retain possession and control of the Project assets, the cost of which has been contributed to by the Agency under the Agreement, and shall not dispose of the same without the prior approval of the Agency. In the event disposal is approved, it shall be conducted in accordance with Schedule 7 of this Agreement.

4.
Claims for Payment

4.1 Overpayment

Where for any reason:

(a)
the Recipient is not entitled to the Contribution; or
(b)
the Agency determines that the amount of the Contribution disbursed exceeds the amount to which the Recipient is entitled,

the Recipient will repay to the Agency, promptly and no later than thirty (30) days from notice from the Agency, the amount of the Contribution disbursed or the amount of the overpayment, as the case may be, together with interest at the Interest Rate from the date of the notice to the day of repayment to the Agency in full. Any such amount is a debt due to Her Majesty in Right of Canada and is recoverable as such.

4.2 Right to Set-off

Without limiting the scope of set-off rights available to the Crown at Common Law, under the Financial Administration Act or otherwise, the Agency may:

(a)
set-off against any portion of the Contribution that is payable to the Recipient pursuant to the Agreement, any amount that the Recipient owes to Her Majesty under legislation or any other agreement of any kind; and
(b)
set-off against any amounts that are owed to the Agency by the Recipient, any amount that is payable by Her Majesty under legislation or any other agreements of any kind to the Recipient.
5.
Monitoring

5.1 Agency’s Right to Audit Accounts and Records

The Recipient will, at its own expense, preserve and make available for audit and examination by the Agency or the Agency’s representatives the books, accounts and records of the Project and the information necessary to ensure compliance with the terms and conditions of this Agreement, including payment of amounts to the Agency and to assess the success of the Project and the AIF Program. The Agency will have the right to conduct such additional audits at the Agency’s expense as may be considered necessary using the audit staff of the Agency, the Audit Services Group of Consulting and Audit Canada, an independent auditing firm or the Recipient’s external auditors. The Recipient will ensure that any licence agreement it enters into for the exploitation of the Foreground Intellectual Property will contain provisions to enable the Recipient to obtain audit certificates from the licencees’ accounts and records in respect of amounts that may be used by the Recipient to calculate the payment due to the Agency under this Agreement.

5.2 Access to Premises

The Recipient will provide the representatives of the Agency reasonable access to the Recipient’s premises to inspect and assess the progress of the Agreement or any element thereof and supply promptly on request such data as the Agency may reasonably require for statistical or project evaluation purposes.

5.3 Access to Third-Party Information and Premises

The Recipient will assist the Agency with the implementation of the Agreement and facilitate access by the Agency to information from third parties and to the premises of third parties, relating to the Agreement.

6.
Representations, Warranties and Undertakings

6.1 Representations, Warranties and Undertakings by the Recipient

The Recipient hereby certifies that the representations, warranties and undertakings are, and will be as of the Date of Execution of the Contribution Agreement, true and correct in all material respects. The Recipient undertakes to advise the Agency of any changes that materially affect the following representations, warranties and undertakings.

6.2 Power and Authority of Recipient

The Recipient represents and warrants that it is duly incorporated and validly existing and in good standing and has the power and authority to carry on its business, to hold property and to enter into this Agreement and undertakes to take all necessary action to maintain itself in good standing and to preserve its legal capacity.

6.3 Authorized Signatories

Each party represents and warrants that the signatories to the Agreement have been duly authorized to execute and deliver the Agreement.

6.4 Binding Obligations

Each party represents and warrants that the execution, delivery and performance of the Agreement have been duly and validly authorized and that when executed and delivered, the Agreement will constitute a legal, valid and binding obligation enforceable in accordance with its terms.

6.5 No Pending Suits or Actions

The Recipient warrants that it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings which could or would prevent compliance with the Agreement. The Recipient will advise the Agency forthwith of any such occurrence during the term of the Agreement.

6.6 No Gifts or Inducements

The Recipient represents and warrants that it has not, nor has any person offered or promised to any official or employee of Her Majesty the Queen in Right of Canada, for or with a view to obtaining the Agreement, any bribe, gift or other inducement, and it has not nor has any person on its behalf employed any person to solicit the Agreement for a commission, contingency fee or any other consideration dependent upon the execution of the Agreement.

6.7 Intellectual Property

The Recipient shall provide the Agency, prior to first disbursement of funds, a certificate of a knowledgeable and authorized officer of the Recipient setting out the following representations and warranties and certifying that they are true and correct:

(a)
that it has taken appropriate steps to ensure that the Recipient either owns the Background Intellectual Property or holds sufficient rights in the same to permit the Project to be carried out and the Foreground Intellectual Property to be exploited;
(b)
that the title to the Foreground Intellectual Property is to be vested and, unless otherwise agreed to in writing by the Agency, to remain exclusively with the Recipient; and
(c)
that it shall take appropriate steps to protect the Foreground Intellectual Property and shall, upon request, provide information to the Agency in that regard.

6.8 Compliance with Environmental Protection Requirements

The Recipient shall apply, in relation to the Project, in all material respects, the requirements of all applicable environmental laws, regulations, orders and decrees and regulatory bodies having jurisdiction over the Recipient or the Project.

6.9 Other Agreements

The Recipient represents and warrants that it has not entered, and undertakes not to enter, without the Agency’s written consent, into any agreement that would prevent the full implementation of the Agreement by the Recipient.

6.10 Restriction on Dividends and Advances Paid

The Recipient will not make any dividend payments or other distributions to directors, officers, shareholders or related parties (as defined in the Income Tax Act) that would, in the opinion of the Agency, prevent it from implementing the Project and other Recipient’s obligations under the Agreement, including the making of payments to the Agency as required under the Agreement.

6.11 Other Financing

The Recipient remains solely responsible for providing or obtaining the funding, in addition to the Contribution, required for the carrying out of the Project and the fulfilment of the Recipient’s other obligations under the Agreement.

6.12 Lobbying Act

The Recipient represents and warrants that any person that has lobbied, or who lobbies on its behalf to obtain the Agreement, or any benefit thereunder, is in compliance with the Lobbying Act.

7.
Term of Agreement

7.1 Term

(a)
The Agreement will terminate when all amounts due by the Recipient to the Agency under this Agreement have been paid in full or until that obligation is otherwise discharged to the satisfaction of the Agency.
(b)
In the event all of the Recipient’s undertakings in regard to commercialization mentioned in Schedule 4 have been fulfilled and the Recipient has demonstrated to the satisfaction of the Agency that Gross Revenues have not been or will not continue to be generated, notwithstanding 7.1(a), the Agreement will terminate.

7.2 Audit

The audit rights of the Agency under section 5 above will survive for three years following the termination date established under subsection 7.1 above.

8.
Default and Remedies

8.1 Events of Default

The following constitute Events of Default:

(a)
the Recipient is, in the Agency’s opinion, insolvent, adjudged or declared bankrupt or if it goes into receivership or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors;
(b)
an order is made or appealed by the Recipient or a resolution is passed for the winding-up of the Recipient or it is dissolved;
(c)
the Recipient submits false or misleading information to the Agency or makes a false or misleading representation;
(d)
the Recipient makes a false or misleading statement concerning assistance by the Agency in a prospectus or other document related to raising funds;
(e)
the Recipient fails to comply with any term, condition or undertaking in the Agreement;
(f)
the Recipient neglects or fails to pay to the Agency any amount due in accordance with this Agreement;
(g)
in the opinion of the Agency the Recipient ceases to carry on business;
(h)
in the opinion of the Agency a material adverse change occurs in the financial condition, business operations of the Recipient(s), or any subsidiaries of the Recipient(s); or
(i)
the Recipient is in default under the terms of any other agreement with the Agency or any other financial institution, bank or creditor, including those with rights to the property or asset of the Recipient.

8.2 Remedies on Default

If an Event of Default has occurred, or in the opinion of the Agency is likely to occur, the Agency may exercise one or more of the following remedies:

(a)
suspend any obligation by the Agency to contribute or continue to contribute to the Eligible Costs, including any obligation to pay any amount owing prior to the date of such suspension;
(b)
terminate any obligation of the agency to contribute or continue to contribute to the Eligible Costs, including any obligation to pay any amount owing prior to the date of such termination; or
(c)
require the Recipient to repay to the Agency all or part of the Contribution paid by the Agency to the Recipient, and pay the Agency any amounts due under the Agreement, together with interest at the Interest Rate. The interest, calculated daily and compounded monthly, shall accrue commencing upon the date which, in the opinion of the Agency, the Event of Default occurred.

8.3 Remedies Fair and Reasonable

The Recipient acknowledges that in view of the policy objectives served by the Agency’s agreement to make the Contribution, the fact that the Contribution comes from public monies, and that the amount of damages sustained by the Crown in the Event of Default is difficult to ascertain, that it is fair and reasonable that the Agency be entitled to exercise any or all of the remedies provided for in this section 8 and to do so in the manner provided for in this section if an Event of Default occurs; provided that in exercising any remedy in accordance with subsection 8.2(c) other than for a breach of subsection 8.1(e), the Agency will credit the Recipient for any amounts paid to the Agency pursuant to Article 5 Repayment of this Agreement.

8.4 No Waiver

The fact that the Agency refrains from exercising a remedy it is entitled to exercise under the Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent the Agency in any way from later exercising any other right or remedy under the Agreement or other applicable law.

9.
Indemnity

The Recipient shall indemnify and save harmless the Agency from and against all liability, actions, claims, losses, damages, costs and expenses that may be brought against or suffered by the Agency and that the Agency may incur, sustain or pay arising out of or relating to any injury to, or death of, a person or loss or damage to property or other loss or damage caused or alleged to be caused by the Recipient or its servants, agents, subcontractors, or independent contractors in the course of carrying out the obligations of the Agreement.

10.
Repayment

10.1 Application of Payment

When any payment is received from the Recipient on account of a repayable Contribution or an Event of Default, the Agency shall apply that payment first to reduce any accrued interest owing and then, if any part of the payment remains, to reduce the outstanding principal balance.

10.2 Prepayment

The Recipient may, at any time, make prepayments on account of repayment instalments and each such prepayment will be applied first to interest owing and secondly to repayment instalments in reverse order of maturity.

10.3 Overdue

The Recipient shall pay, where the account is overdue, and in addition to any amount payable, interest on that amount at the Interest Rate, in accordance with the Interest and Administrative Charges Regulation. The interest, calculated daily and compounded monthly, shall accrue from the Due Date until payment is received.

10.4 Fee

An administrative fee shall be charged on every payment rejected by the Recipient’s financial institution for any reason, in accordance with the Interest and Administrative Charges Regulation which may be amended from time to time. The current fee is set at fifteen dollars ($15).

11.
Force Majeure

11.1 Event of Force Majeure

The Recipient will not be in default by reason only of any failure in performance of the Project in accordance with Schedule 2 if such failure arises without the fault or negligence of the Recipient and is caused by any event of force majeure.

11.2 Definition of Force Majeure

Force majeure means any cause that is unavoidable or beyond the reasonable control of the Recipient, including war, riot, insurrection, orders of government, strikes or any Act of God or other similar circumstance which is beyond the Recipient’s control, and which could not have been reasonably circumvented by the Recipient without incurring unreasonable cost.

12.
Communications

12.1 Consent to Public Announcements

The Recipient hereby consents to public announcements by or on behalf of the Agency containing any of the information contained in Schedule 6 entitled “Project Fact Sheet for News Release”.

12.2 Confidentiality Obligation

ACOA will inform the Recipient of the date on which the first public announcement is to be made and the Recipient will not disclose the existence of this Agreement until such date.

12.3 Public Domain

After official announcement of the Project by the Agency, or sixty (60) days after execution of this Agreement by the Recipient, whichever is earlier, information appearing on the Project Fact Sheet, as attached hereto, will be considered to be in the public domain.

12.4 Public Communications

The Recipient shall acknowledge the Agency’s contribution in any public communication of the Project and shall obtain the approval of the Agency before preparing any announcements, brochures, advertisements or other materials that will display the ACOA logo or otherwise make reference to the Agency

12.5 Reporting under Security Laws

Nothing in this Agreement shall be interpreted as preventing the fulfilment by the Recipient of its reporting obligations under applicable security laws.

13.
Notice

13.1 Form and Timing of Notice

Any notice, information or document provided for under the Agreement shall be effectively given if delivered or sent by letter or facsimile, postage or other charges prepaid. Any notice that is delivered shall have been received on delivery; any notice sent by facsimile shall be deemed to have been received one working day after having been sent, and any notice mailed shall be deemed to have been received eight (8) calendar days after being mailed.

13.2 Change of Address

A party may change the address, which that party has stipulated in the Agreement, by notifying in writing the other party of the new address.

14.
Compliance with Laws

In implementing the Agreement, the Recipient will comply with all applicable federal, provincial and municipal laws, including but not limited to statutes, regulations, by-laws, ordinances and decrees.

15.
Members of Parliament

No member of the House of Commons will be admitted to any share or part of this Agreement or to any benefit to arise there from. No person who is a member of the Senate will, directly or indirectly, be a party to or be concerned in the Agreement.

16.
Annual Appropriations

16.1 Parliamentary Allocation

Any payment by the Agency under this Agreement is subject to there being an appropriation for the fiscal year of the Agency , beginning on April 1 and ending on the following March 31, in which the payment is to be made and to cancellation or reduction in the event that departmental funding levels are changed by Parliament.

16.2 Lack of Appropriation

In the event that the Agency is prevented from disbursing the full amount of the Contribution due to a lack or reduction of appropriation or departmental funding levels, the parties agree to review the effects of such a shortfall in the Contribution on the implementation of the Agreement and to adjust, as appropriate, the Commercialization requirements specified in Schedule 4.

17.
Confidentiality

17.1 Consent Required

Subject to section 12 and the Access to Information Act, each party shall keep confidential and shall not, without the consent of all parties, disclose the contents of the Agreement and the documents pertaining thereto, whether provided before or after the Agreement was entered into, or of the transactions contemplated herein.

17.2 International Dispute

The Agency is hereby authorized to disclose any of the information referred to in subsection 17.1 above where, in the opinion of the Agency, such disclosure is required to an international trade panel for the purposes of the conduct of a dispute in which Canada is a party or a third party intervener. The Agency shall give prior notice to the Recipient of such disclosure.

18.
Consent of ACOA

Whenever the Agreement provides for the Recipient obtaining the consent or agreement of the Agency, it is understood that such consent or agreement shall not be unreasonably withheld and that the Agency may make the issuance of such consent or agreement subject to reasonable conditions.

19.
No Assignment of Agreement

The Recipient shall not assign the Agreement nor any part thereof without the prior written consent of the Agency.

20.
Compliance with Post-Employment Provisions

No current or former public office holder or public servant, who is not in compliance with the Conflict of Interest Act and the Value and Ethics Code for Public Service, shall derive a direct benefit from this Agreement.

21.
Contribution Agreement Only

The Agreement is a contribution agreement only, not a contract for services or a contract of service or employment, and nothing in the Agreement, the parties relationship or actions is intended to create, nor shall be construed as creating, a partnership, joint venture, employment or agency relationship between them. The Recipient is not in any way authorized to make a promise, agreement or contract and to incur any liability on behalf of Canada, nor shall the Recipient make a promise, agreement or contract and incur any liability on behalf of Canada, and shall be solely responsible for any and all payments and deductions required by the applicable laws. The Recipients shall indemnify and save harmless the Minister in respect of any claims arising from failure to comply with the foregoing.

22.
Binding Agreement

This Agreement is binding on the parties and their successors and permitted assigns.

23.
Severability

Any provision of this Agreement prohibited by law or otherwise ineffective will be ineffective only to the extent of such prohibition or ineffectiveness and will be severable without invalidating or otherwise affecting the remaining provisions of the Agreement.

24.
Applicable Law

The Agreement shall be interpreted in accordance with the laws in force in the province from which the contract is issued.

25.
Insurance Coverage

The Recipient shall obtain appropriate insurance coverage until all amounts due by the Recipient to the Agency under this Agreement have been paid in full or until that obligation is otherwise discharged to the satisfaction of the Agency.

26.
Signature in Counterparts

This Agreement may be signed in counterparts, each of which when taken together, will constitute an original Agreement.

27.
Aboriginal Consultation

The Recipient acknowledges that the Agency’s obligation to pay the Contribution is conditional upon the Agency satisfying any obligation that it may have to consult with or to accommodate any Aboriginal groups that may be affected by the terms of this Agreement.

Atlantic Innovation Fund

Schedule 2

STATEMENT OF WORK (SOW)

1.
Description of the Work

Light from hand-held lasers have been interfering with aircraft during the approach and landing phase of flight over the past several years. Despite the implicit and explicit costs associated with these laser attacks, there is a lack of solutions to address this growing threat. This 3 year project, will enable the Recipient to develop metaAIR, which is a thin film that can be added to the windscreen in order to reflect the harmful laser light aimed at the cockpit crew at a distance of fifty metres up to 5 km.

This new optically transparent film will be made of nano-composite materials that can be applied on hard or soft (flexible) surfaces such as glass (e.g. windscreens and windows). Unlike current nanotechnology-based optical solutions, the proposed project will develop a new enabling platform technology ensuring that the resulting products will be cheaper, scalable, safer, and produced for the first time with sustainable quality on meter-scale surfaces.

The films will be effective with laser beams that have the following characteristics:

•
532nm wavelength light (green) and IR wavelength (tbd),
•
Optionally 635nm (red) and 445nm (blue) wavelengths,
•
Any beam shapes,
•
Emitted power starting from 5mW up to a maximum power of a 2000 mW,
•
Aimed at the cockpit crew at a distance between 50m and up to 5000m.

The films used in the cockpit to filter the laser beams will have to meet several performance characteristics in order to be commercially adopted. The cockpit laser filter shall:

•
Attenuate laser beams below a threshold of down to 5uW/cm2 in any flight deck location,
•
Maintain the required attenuation performance under steady or multiple laser illuminations,
•
Maintain the required attenuation performance under a vertical beam incidence angle axis comprise between -70 degrees to +0 degrees with regards to the normal direction of the filter surface,
•
Maintain the required attenuation performance under a horizontal beam incidence angle axis comprise between -55 degrees to +55 degrees with regards to the normal direction of the filter surface,
•
Not alter the flight crew visual perception (colors and geometries) of external references during all flight phases and at any daytime and night-time,
•
Not alter the flight crew visual perception (colors and geometries) of external references under static or repeated normal glass deformation,
•
Not alter the display of cockpit equipment during all flight phases and at any day- time and night-time,
•
Allow the aircrew to detect the presence of any laser light aimed at the cockpit during all flight phases and at any day-time and night-time, and
•
Allow to be manually removed by a single person in less than 10 seconds in case of abnormal or emergency situations.

The Recipient has an R&D agreement with Airbus, which will become a commercial agreement to commercialize metaAIRTM on the A300 family of planes.

It is expected that this project will lead to the development and commercialization of the metaAIRTM product. This project will also develop a proprietary platform technology and manufacturing capacity. Assembly will be accomplished regionally, with the future potential to issue commercial use licenses to other manufacturers (e.g. for military use). This enabling platform technology can be further harnessed beyond this project to develop other optical applications such as super-bright LED lights and efficient solar panels.

2.
Key Project Personnel

Project Manager (PM) – TBA The PM will be responsible for managing the project and its financial control. This person will also be responsible for coordinating the key members of the project team and ensuring the project deadlines and milestones are met. The Project Manager should ideally have an engineering or other quantitative and/or science degree, along with practical project management experience and/or an MBA.

Project Manager Advisor – Dr. George Palikaras (Ph.D. in electrical and electronic engineering). Dr. Palikaras will continue to remain directly involved with the issue of laser attacks against aircraft (i.e. committees, white papers, etc) and utilize his network of contacts to bring together key stakeholders from the aviation industry, the security authorities, pilots and airlines. Given Dr. Palikaras’s education and knowledge of the subject matter, he will advise and support the Project Manger.

Chief Science Officer – Dr. Themos Kallos (Ph.D. in Electrical Engineering and Applied Physics). Dr. Kallos will coordinate the research efforts of the project for the company and liase with academia. He will also be responsible for setting up the manufacturing facility to ensure the required processes conform to the optical performance requirements. Dr. Kallos will also be responsible for building the capacity of the Recipient’s research team as the project proceeds.

Chief Technology Officer – Dr. Andrew Yick (Ph.D. in Electrical Engineering). Dr. Yick will be respsonsible for the methodology to develop the filters. Dr. Yick, in collaboration with the project team, will setup the manufacturing process for the filter to meet the performance specifications outlined by Airbus.

Principal Chemical and Materials Scientist – Dr. Gisia Beydaghyan (Ph.D. in Physics). Dr. Beydaghyan will develop the necessary large-scale chemical processes and methodologies for the facbrication of the films. In particular, Dr. Beydaghyan will research the necessary reicpes and modifications in order to optimize the optical performance on a large scale.

3.
Key Project Collaborator(s)

Université de Moncton

The Recipient has partnered with Université de Moncton. In particular, Proffessor Pandurang Ashrit and Abdelaziz Nait Ajjou are the two individuals at the Université who have the knowledge and expertise in optical systems design and chemical processing methodologies (such as spin coating and sol-gel). UdeM will be involved in the preparation of the prototype filter samples and the development of the sol-gel process, as detailed in the tasks below.

Airbus S.A.S.

The Recipient has recently signed strategic R&D collaborative agreements with Airbus with the intention that upon successful outcome of this AIF project the relationships will continue into commercial agreements as specified in the existing MoU partnership agreement. Airbus provides technology support and know-how, including: the optical specifications of the filters; the environmental specifications of the filters; aircraft windscreens to deposit the filters on (substrate material); access to testing facilities and aircraft personnel to evaluate the filtering performance; guidance and advice in the development strategy of the filters; and aid in the regulatory process to approve the metaAIR product.

1.
4.
Description of Project Activities

Activity 1: Filter Design Optimization. In this activity the Recipient will optimize the optical performance of the filters. The Recipient will improve the angle for which the bandgap appears, the transparency, minimize their thickness (for optimal use of materials), and achieve the narrowest possible bandgap for optimal performance. The samples here will be produced on a small scale, using the GLAD method for quick turnaround time. The filtering performance of nanoparticle-based filters (which can enhance the angle of incidence) will also be assessed.

Activity 2: Identification of Large Scale Filter Fabrication Methods. In this research activity the Recipient will investigate and optimize the fabrication methodologies that will allow the manufacturing of large-scale filters. The main focus will be on the sol-gel, holography, nanoparticle and sputtering processes, researching the necessary materials and recipes required for coating substrates with multiple dielectric layers. In this activity the Recipient will decide which fabrication method is most appropriate, based on the following criteria:

1) Successful optical performance, as defined in section 2.2 (page 11) of the Memorandum of Understanding between Airbus S.A.S. and Lamda Guard Inc. dated February 7, 2014;

2) Successful testing for environmental specifications and certification standards, as defined in section 2.3 (page 12) of the Memorandum of Understanding between Airbus S.A.S. and Lamda Guard Inc. dated February 7, 2014;

3) Minimum expected cost of manufactured products; (less than $10,000 per windscreen film); and

4) Reduced complexity and cost in setting up manufacturing facilities (initial target production volume is 10 windscreens per month and can scale up based on volume demand).

If the proposed fabrication method (sol-gel holography, or nanoparticles) fails to meet these criteria, the sputtering fabrication method will be used, mitigating the risk. This method is widely used in the industry but does not offer necessarily cost-effective large-scale films.

Activity 3: Customization and Upscaling for Industrial Fabrication & Testing. In this activity the Recipient will transition towards an industrial setting. The Recipient will investigate the methods and equipment required to transfer the fabrication methods to a pilot facility and perform the necessary quality control. This will require purchasing equipment, customizing the operation of this equipment, and possibly prepare the Recipient’s own manufacturing and testing processes that are designed specifically for its products. Great care will be taken to research all the available manufacturing options and then identify the necessary components, while incorporating the customizations suited for its filter production methodologies.

Activity 4: Setup of Pilot Manufacturing and Testing Facility. In this activity the equipment that would have been identified in activity 2 and optimized in activity 3 will be installed. The manufacturing process flow will be streamlined, and any issues will be properly addressed. The Recipient will test the repeatability of the runs, troubleshoot any specialized equipment functions, setup the test stations, and generally optimize the process to operate with minimum cost and maximum efficiency. This includes the installation of the coating systems and testing stations.

2.1 Major Activities

Activity 1: Filter Design Optimization [the Recipient, University de Moncton (UdeM), AIRBUS, ESL Technology Inc. (ESL), Ondax Inc. (Ondax), Months 01 – 12]

Task 1.1: Filter design and specifications

•
Description: The optimized filter design will be simulated in advanced electromagnetics and optics software to verify the optical filtering performance.
•
Risks: Achieving good angle performance; AIRBUS engineers provide feedback only after they evaluate fabricated films; simulations take too long to produce.
•
Risk mitigation strategies: Implement advanced filter design techniques (also in collaboration with NRC labs) to improve the angle performance; produce visual simulator software to evaluate the film performance ahead of manufacturing; invest on faster computer equipment.
•
Anticipated performance goals: A specification sheet (transparency, attenuation, bandgap, angle dependence will be finalized in collaboration with AIRBUS aircraft safety engineers).
•
Milestones: Milestone M1.1: Filter specification sheet

Task 1.2: Fabrication of filters with optimized transparency & multi-wavelength filtering

•
Description: Using existing fabrication methods (GLAD & sputtering) the filter will be optimized in terms of transparency and their operational wavelengths on a small scale. These effects will be demonstrated via optical testing and performance characterization. AIRBUS will provide aircraft commercial grade cockpit glass panes, which will be used as base substrates for the deposition process.
•
Risks: Samples take too long to be fabricated; samples fail performance testing; transparency is not adequate.
•
Risk mitigation strategies: Hire enough people to run fabrication shifts in parallel (GLAD and sputtering); incorporate intermediate optical testing (when only a section of a sample is finished) to minimize wasted time in fabrication; include materials and anti-reflection coatings.
•
Anticipated performance goals: Small-scale (up to 10 cm2 surface area) green-blocking films with OD at least equal to 2 and transparency >50%.
•
Milestones: N/A

Task 1.3: Fabrication of filters on transparent substrates

•
Description: The optimized versions of the filters will be deposited on small-scale transparent substrates instead of the traditional glass. The substrates will be retrieved from Activity 2.
•
Risks: Polycarbonate substrates cannot be coated (typically because they cannot withstand high temperatures); other transparent substrates cannot be sourced on time.
•
Risk mitigation strategies: Utilize fabrication processes at lower temperatures (GLAD, holography); place orders early to ensure sample sourcing.
•
Anticipated performance goals: Green filter small scale samples on polycarbonate and/or other transparent bendable substrates.
•
Milestones: Milestone M1.2: Filter sample with optimized transparency, multi-angle performance on a transparent substrate.

Task 1.4: Characterization of filters

•
Description: The optimized small-scale transparent films and deposited on transparent substrates will be examined. Both optical as well as environmental (UV, heat, humidity) properties will be examined. The filter performance will be assessed AIRBUS aircraft test pilots and safety engineers.
•
Risks: Optical testing equipment is not available on time; testing equipment is inadequate to fully quantify performance; testing is not completed on time; samples are destroyed during environmental testing.
•
Risk mitigation strategies: Testing equipment is purchased early; sections of the testing are outsourced to well-established facilities; multiple samples are fabricated or larger samples are diced into smaller pieces before testing.
•
Anticipated performance goals: Adequate testing characterization of filters to ensure its long-term volume production outlook. Assessment of film performance against AIRBUS milestones.
•
Milestones: Milestone M1.3: Filter characterization report on optical and environmental performance.

Task 1.5: Assessment of regulatory and safety standards

•
Description: The various aviation standards will be surveyed in collaboration with AIRBUS aircraft safety engineers to ensure that the films are compatible with existing regulatory requirements. This includes hazardous materials, UV resistance requirements, environmental regulations, etc.
•
Risks: Regulatory and aviation standards are not readily available publicly.
•
Risk mitigation strategies: AIRBUS safety experts will provide the necessary information.
•
Anticipated performance goals: Assessment of timelines and effort required for the regulatory approval and certification of the product.
•
Milestones: N/A

Task 1.6: Intellectual property development (design)

•
Description: If applicable, the necessary steps will be taken to protect the intellectual property generated in this activity, including patenting the optimized filter design and its properties.
•
Risks: IP developed is too complex or not adequate to establish a patent.
•
Risk mitigation strategies: The Recipient will engage with the experienced patent attorneys (Kilburn and Strode) to verify clarity of the developed IP and decide on the strategy.
•
Anticipated performance goals: Evaluation of intellectual property developed during Activity 1.
•
Milestones: Slidedeck presentation and/or report on developed IP
•
Go/no-go decision: An optimized filter that meets optical and environmental specifications and satisfies the performance matrix as set by the Recipient and AIRBUS.

Activity 2: Identification of Large Scale Filter Fabrication Methods [the Recipient, UdeM, AIRBUS, ESL, Ondax, Months 01 – 12]

Task 2.1: Fabrication of optimized scalable filter

•
Description: The optimized multi-layer filter design from activity 1 will be fabricated now on a small scale using a scalable method (sputtering or sol-gel or nanoparticles or holography). The exact fabrication process will be identified and optimized to reduce coating and drying times. This task will be completed partly in-house and partly via technology transfer from the University of Moncton, UNB and Ondax. AIRBUS will provide aircraft commercial grade cockpit glass panes that will be used as base substrates for the deposition process.
•
Risks: Identifying the most promising scalable technology early for activities 3 & 4; difficulty in optimizing the speeds and processing times.
•
Risk mitigation strategies: Simultaneously run projects in parallel so that the scalability progress evolves in parallel; plan ahead with equipment necessary to optimize processing times.
•
Anticipated performance goals: OD2 green blocking filter of at least 1x1 cm2 with one of the scalable fabrication methods. The method should demonstrate at least 70% integrated transmission.
•
Milestones: Milestone M2.1: Optimized filter fabricated via scalable method.

Task 2.2: Upscaling to 10cm x 10cm surface areas

•
Description: The fabrication processes identified in this activity so far will now be augmented to larger scales. The smoothness and quality (transparency, lack of bubbling, etc.) of the new large films will be assessed.
•
Risks: Process does not scale successfully to larger areas; scaling is too expensive.
•
Risk mitigation strategies: The processes will be run in parallel in order to choose the best performing one in terms of scalability; we will identify the most affordable scaling method.
•
Anticipated performance goals: Test runs of scaling processes, evaluating their performance, time, cost, and difficulty. A summary report will compare the different methods. A 10 x 10 cm2 filter will be presented.
•
Milestones: Milestone M2.2: 10cm x 10cm optimized filter fabricated via sol-gel, nanoparticles, holography or sputtering.

Task 2.3: Optical performance testing of large-scale samples

•
Description: The large-scale films will be thoroughly tested and measured to ensure the optical filtering is maintained throughout their surface. If necessary, the upscaling fabrication process of the previous task will be modified to produce optimal results.
•
Risks: Quality control is inadequate; testing cannot be completed on time.
•
Risk mitigation strategies: The Recipient will invest in state-of-the-art aviation-grade quality control measures; The Recipient will hire the necessary testing engineers to obtain the quickest testing results.
•
Anticipated performance goals: Test report that quantifies the performance of the films produced with each scalable method. The measurement of success will be against the criteria defined in Activity 1.
•
Milestones: N/A

Task 2.4: Environmental testing

•
Description: The large scale films will be tested in collaboration with AIRBUS and ESL for reliability in varying environmental conditions: temperature gradients, pressure variation, humidity control, UV resistance, heat, coloration effects.
•
Risks: Long lead time in environmental testing; not all environmental tests can be completed at a single location; material fails testing requirements.
•
Risk mitigation strategy: Engage early with environmental testing partners; utilize different materials for testing; test with raw materials quickly before fabricating the filters with them.
•
Anticipated performance goals: Environmental report characterizing the materials against the AIRBUS-approved specifications.
•
Milestones: Milestone M2.3: Characterization report on optical and environmental performance for 10cm x 10cm filters on transparent substrates.

Task 2.5: Visual performance testing

•
Description: The filters will be tested to get end-user (pilots) feedback on the desired visual performance of the filters. The task will include testing the Recipient’s proprietary 3D visual simulator. The AIRBUS test pilots and safety engineers will assist in designing realistic scenarios and assessing the visual performance of the Recipient’s filters.
•
Risks: Long lead time in arranging sessions with pilots; 3D simulator hardware is not readily available; visual simulator is not accurate.
•
Risk mitigation strategies: Accurate color simulations will provide identical images as if the pilot is using the actual filters; the 3D simulators will be designed with the strictest standards in visual accuracy.
•
Anticipated performance goals: Feedback from pilots and users about the optical quality (coloration, transparency, visual acuity) of the films.
•
Milestones: Slidedeck presentation and/or report on visual testing

Task 2.6: Physiological testing

•
Description: The filters will be tested to get immediate feedback on any potentially adverse physiological effects to end-users. The task will include testing with realistic handheld lasers, i.e. shining a variety of laser power levels, angles and distances against the metaAIRTM filters. The AIRBUS test pilots and safety engineers will assist in simulating realistic scenarios and assessing the performance of the Recipient’s filters.
•
Risks: Long lead time in arranging sessions with pilots and users.
•
Risk mitigation strategies: Engage early with AIRBUS collaborators to ensure availability of the users.
•
Anticipated performance goals: Positive feedback on the visual performance of the filters which will be incorporated into the subsequent filter design iterations.
•
Milestones: N/A

Task 2.7: Intellectual property development (fabrication)

•
Description: If applicable, the necessary steps will be taken to protect the intellectual property generated in this activity, including patenting the optimized filter design and its properties.
•
Risks: IP developed is too complex or not adequate to establish a patent.
•
Risk mitigation strategies: The Recipient will engage with the experienced patent attorneys (Kilburn and Strode) to verify clarity of the developed IP and decide on the strategy.
•
Anticipated performance goals: Evaluation of intellectual property developed during Activity 2.
•
Milestones: Slidedeck presentation and/or report on developed IP

Go/no-go decision: Identification of the optimal fabrication methodology based on the following success criteria: 1) Successful optical performance; 2) Successful testing for environmental specifications and certification standards; 3) Minimum expected cost of manufactured products; 4) Reduced complexity and cost in setting up manufacturing facilities. If the proposed fabrication methods (sol-gel or holography) fail to meet these criteria, the sputtering fabrication method will be used. This method is widely used in the industry but does not offer necessarily cost-effective large-scale films.

Activity 3: Customization and Upscaling for Industrial Fabrication [the Recipient, AIRBUS, Months 13 – 24]

Task 3.1: Scalability assessment to 1m x 1m surface areas

•
Description: Based on the results of activity 2, it will be assessed if and how the processes need to be modified to produce at least 1m x 1m film surfaces (cockpit windscreen size) on a roll to roll basis. This is a planning task that will identify at that stage any potential risks and modifications.
•
Risks: A definite winning strategy is not clear; data for performing the assessment are not available on time.
•
Risk mitigation strategies: The Recipient will compile a table of all the advantages and disadvantages of each technology and their overall outlook will be assessed by the management team and the board.
•
Anticipated performance goals: Report evaluating the different methodologies for scalable fabrication of laser filters.
•
Milestones: N/A

Task 3.2: Large scale manufacturing equipment research

•
Description: In this task the exact equipment necessary to fabricate the large-scale films will be researched. Any customizations necessary to apply existing equipment to the planned product line will be outlined at his stage.

•
Risks: Long lead times; might need to license technology; expertise to evaluate equipment might not be found within the existing team.
•
Risk mitigation strategies: Suppliers will be contacted way ahead in advance; the legal team will be informed early about the licensing approach; the necessary hires will be added to the team.
•
Anticipated performance goals: Report with proposed equipment purchases.
•
Milestones: N/A

Task 3.3: Pilot manufacturing facility planning

•
Description: Once all the equipment is settled from the previous task, the manufacturing facility will be planned. This includes electrical planning, mechanical planning, establishing the various fabrication and test stations, etc.
•
Risks: Long lead times; might need to license technology; expertise to evaluate equipment might not be found within the existing team.
•
Risk mitigation strategies: Suppliers will be contacted way ahead in advance; the legal team will be informed early about the licensing approach; the necessary hires will be added to the team.
•
Anticipated performance goals: Report with proposed equipment purchases.
•
Milestones: Milestone 3.1: Detailed facility plan layout including all equipment, modifications and engineering specifications.

Task 3.4: Sourcing of raw materials

•
Description: This task identifies the raw materials required for the large-scale coating fabrication. Suppliers will be contacted at this stage to ensure all the materials (coatings and substrates) can arrive on time.
•
Risks: Long lead times; expertise to evaluate equipment might not be found within the existing team.
•
Risk mitigation strategies: Suppliers will be contacted way ahead in advance; the necessary hires will be added to the team; quotes from multiple suppliers will be obtained.
•
Anticipated performance goals: Delivery of required raw materials.
•
Milestones: N/A

Task 3.5: Research & purchase of clean room class 10,000 installation

•
Description: It has been estimated that a clean room class 1000 will be required for the fabrication and coating of the films. All the fabrication and coating stations will be enclosed in greenhouse-type clean room sections to ensure quality control.
•
Risks: Long lead times to delivery; installation might be complex.
•
Risk mitigation strategies: Quotes from multiple suppliers indicate that the lead times are only a few weeks; installation will be performed by the supplier.
•
Anticipated performance goals: Completed installation and operation of clean room.
•
Milestones: N/A

Task 3.6: Purchase & customization of large scale fabrication stations

•
Description: In this task the necessary equipment for filter fabrication identified in earlier tasks in this activity will be purchased and customized as required.
•
Risks: Long lead times; might need to license technology; expertise to install and customize equipment might not be found within the existing team; installation and setting up might be too complex.
•
Risk mitigation strategies: Suppliers will be contacted way ahead in advance; the legal team will be informed early about the licensing approach; the necessary hires will be added to the team; installation and setting up timelines will be evaluated with supplier ahead of time to ensure timeliness.
•
Anticipated performance goals: Functional test run of filter fabrication system.
•
Milestones: N/A

Task 3.7: Purchase & customization of optical & environmental testing stations

•
Description: In this task the necessary equipment for optical and environmental characterization stations identified in earlier tasks in this activity will be purchased and customized to meet AIRBUS aircraft manufacturing standards.
•
Risks: Long lead times; environmental testing stations might not be adequate; expertise to install and customize equipment might not be found within the existing team; installation and setting up might be too complex.

•
Risk mitigation strategies: Suppliers will be contacted way ahead in advance; testing sections will be outsourced to ESL; the necessary hires will be added to the team; installation and setting up timelines will be evaluated with supplier ahead of time to ensure timeliness.
•
Anticipated performance goals: Completed purchase and installation of optical and environmental testing stations.
•
Milestones: Milestone M3.2: Completion of all equipment purchases

Go/no-go decision: Identification, purchase, and initial testing of all the necessary manufacturing equipment required for delivering the metaAIRTM product in accordance to AIRBUS aircraft manufacturing standards and quality controls.

Activity 4: Setup of Pilot Manufacturing Facility [the Recipient, AIRBUS, ESL, Months 25 – 36]

Task 4.1: Installation of fabrication systems

Task 4.2: Installation of coating stations

Task 4.3: Installation of optical testing stations

Task 4.4: Installation of environmental testing stations

Task 4.5: System operation testing

•
Description of tasks 4.1 – 4.5: These tasks involve the mechanical installation of the equipment in the fabrication facility. Task 4.5 tests the operation of all systems and subsystems to ensure a smooth operation of the whole facility.
•
Risks: Delays due to installation problems; issues in the interaction between systems; low yield.
•
Risk mitigation strategies: Detailed planning of the installation steps will be assessed ahead of delivery of the systems; extensive testing will ensure good system interoperability; yield is expected to be low at start but will improve as the fabrication processes are refined.
•
Anticipated performance goals: Fabricated & tested laser filter.
•
Milestones: Milestone M4.1: Successful completion of all installations and systems operation.

Task 4.6: Repeatability testing for all stations & sub-stations

•
Description: In these runs the repeatability of the stations will be assessed and any necessary modifications will be made. It will be ensured that the optical performance of the films is consistent among runs.
•
Risks: Filter performance is not consistent; runs take too long to complete; stations fail during fabrication.
•
Risk mitigation strategies: Performance issues will be recorded diligently and assessed by the whole engineering team; the Recipient will be in close contact with suppliers to ensure failures are minimized.
•
Anticipated performance goals: Repeatable functional test run of filter fabrication and testing systems.
•
Milestones: N/A

Task 4.7: Prepare design verification sheet & product reliability report

•
Description: These are necessary before the commercial sales of the products for the customer’s information.
•
Risks: Report is not up to quality (Airbus) standards.
•
Risk mitigation strategies: The Recipient will liaise with Airbus and other customers to ensure the format and content of the report is satisfactory.
•
Anticipated performance goals: Delivery of report and verification sheet.
•
Milestones: Milestone M4.2: Pilot facility delivered ready for fabrication of filters at consistent quality.

Task 4.8: ISO 9001:2008 compliance

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Description: All the necessary steps will be taken to conform the facility and the company overall with ISO specifications in collaboration with AIRBUS and ESL partners.
•
Risks: Certification is too expensive and/or not achieved on time; the processes and procedures are not up to ISO standards.
•
Risk mitigation strategies: The Recipient will cooperate with organizations that are proficient in ISO certifications to ensure timely planning of the certification activities; processes and procedures will be updated on time ahead of the evaluation.
•
Anticipated performance goals: Achievement of ISO certification.
•
Milestones: N/A

Task 4.9: Product validation activities & pre-sales

•
Description: This includes contacting the identified customers and key stakeholders, advertise the product, and organize demo activities in collaboration with Airbus and other commercial partners, resulting in product pre-sales.
•
Risks: The Recipient currently does not have a sales team in place; customers take long to issue purchase orders.
•
Risk mitigation strategies: A strong sales and pre-sales team will be out in place; sales exist within the Recipient’s board.
•
Anticipated performance goals: Confirmation of pre-sales in the form of purchase order or expression of interest.

Milestones: Slidedeck presentation and/or report on product validation activities

5.
Project Location(s)

Metamaterial Technologies Inc.

1 Research Drive, Dartmouth, Nova Scotia, B2Y 4M9, Canada

Université de Moncton

18 Antonine-Maillet Ave, Moncton, New Brunswick, B E1A 3E9, Canada

Environmental Simulation Labs (ESL) Technology Inc.

101 Research Drive, Bldg 101C, Dartmouth, Nova Scotia, B2Y 4T6, Canada

Airbus S.A.S.

1, Rond Point Maurice Bellonte, 31707 Blagnac Cedex, France

Ondax Inc.

850 E Duarte Rd, Monrovia, California, 91016, United States

6.
Project Schedule

	ACTIVITY DESCRIPTION	START DATE	FINISH DATE
1.1	Filter design and specifications	1/1/14	31/7/14
1.2	Fabrication of filters with optimized transparency & multi-wavelength filtering	1/1/14	31/7/14
1.3	Fabrication of filters on transparent substrates	1/1/14	31/10/14
1.4	Characterization of filters	1/1/14	31/1/15
1.5	Assessment of regulatory and safety standards	1/1/14	31/1/15
1.6	Intellectual property development (design)	1/10/14	31/1/15
1.7	Meeting to review Activities 1.1 to 1.7 and the Go/ No-go decision		31/1/15

2.1	Fabrication of optimized scalable filter	1/1/14	31/10/14
2.2	Upscaling to 10cm x 10cm surface areas	1/7/14	31/3/15
2.3	Optical performance testing of large-scale samples	1/7/14	31/3/15
2.4	Environmental testing	1/7/14	3/3/15
2.5	Visual performance testing	1/7/14	31/1/15
2.6	Physiological testing	1/7/14	31/1/15
2.7	Intellectual property development (fabrication)	1/10/14	31/1/15
2.8	Meeting to review Activities 2.1 to 2.7 and the Go/ No-go decision		31/1/15

3.1	Scalability assessment to 1m x 1m surface areas	1/1/15	30/4/15
3.2	Large scale manufacturing equipment research	1/4/15	31/7/15
3.3	Pilot manufacturing facility planning	1/1/15	31/1/16
3.4	Sourcing of raw materials	1/4/15	31/1/16
3.5	Research & purchase of clean room class 1000 installation	1/7/15	31/1/16
3.6	Purchase & customization of fabrication stations	1/7/15	31/1/16
3.7	Purchase & customization of optical & environmental testing stations	1/7/15	31/1/16
3.8	Meeting to review Activities 3.1 to 3.7 and the Go/ No-go decision		31/1/16

4.1	Installation of fabrication systems	1/1/16	31/7/16
4.2	Installation of coating stations	1/1/16	31/7/16
4.3	Installation of optical testing stations	1/1/16	31/7/16
4.4	Installation of environmental testing stations	1/1/16	31/7/16
4.5	System operation testing	1/7/16	31/1/17
4.6	Repeatability testing for all stations & sub-stations	1/7/16	31/1/17
4.7	Prepare design verification sheet & product reliability report	1/10/16	31/1/17
4.8	ISO 9001:2008 compliance	1/10/16	31/1/17
4.9	Product validation activities & pre-sales	1/1/16	31/1/17
4.10	Meeting to review Activities 4.1 to 4.9 and the Go/ No-go decision		31/1/17

Atlantic Innovation Fund

Repayable – Schedule 2

7.
Milestones and Indicators of Achievement/Deliverables

PROJECT MILESTONE		INDICATOR OF ACHIEVEMENT	DATE
1.1	Filter specification sheet	Delivery of report	31/7/14

1.2	Filter sample with optimized transparency, multi- angle performance on a transparent substrate.	Successful fabrication of filter	31/10/14

1.3	Filter characterization report on optical and environmental performance.	Delivery of report. An optimized filter that meets optical and environmental specifications and satisfies the performance matrix as set by Lamda Guard and AIRBUS.	31/1/15

2.1	Optimized filter fabricated via scalable method	Successful fabrication of filter	31/10/14

2.2	10cm x 10cm optimized filter fabricated via sol- gel, nanoparticles, holography or sputtering	Successful fabrication of filter	31/3/15

2.3	Characterization report on optical and environmental performance for 10cm x 10cm filters on transparent substrates.

Identification of the optimal fabrication methodology based on the following successive criteria: 1) Successful optical performance (refer to Airbus requirements in Description of Work); 2) Successful testing for environmental specifications and certification standards (refer to Airbus requirements in Description of Work); 3) Minimum expected cost of manufactured products (less than $10,000 per windscreen film); 4) Reduced complexity and cost in setting up manufacturing facilities (initial target production volume is 10 windscreens per month with scale up depending on demand).

31/3/15

2.4	Report on visual testing	Delivery of report	30/6/15

2.5	Report on developed IP of activity 2	Delivery of report	30/6/15

3.1	Detailed facility plan layout including all equipment, modifications and engineering specifications.	Delivery of plan	31/1/16

3.2	Completion of all equipment purchases.	Completion of purchases	31/1/16

4.1	Successful completion of all installations and systems operation	Test report of successful equipment operation	31/1/17

4.2	Pilot facility delivered ready for fabrication of filters at consistent quality	Demo of filter prototypes according to Airbus spec	31/1/17

4.3	Report on product validation activities	Delivery of report	30/6/17

8.
Eligible Costs

8.1 Project Costs and Financing

PROJECT COSTS		PROJECT FINANCING
Eligible Costs:	Total	Cash Contributions:	Total
Wages and Salaries, including payroll burden	$ 2,091,104	AIF Contribution	$ 3,000,000
Other Operating Expenses	$ 1,272,896	Recipient Contribution	$ 1,000,000

Other Capital Assets	$ 636,000

Total Eligible Cost	$ 4,000,000	Total Cash Contributions	$ 4,000,000

Total Non-Eligible Costs	$ 0	Total Non-Cash Contributions	$ 0

Total Project Costs	$ 4,000,000	Total Project Financing	$ 4,000,000

8.2 Detailed Breakdown of Eligible Costs

DESCRIPTION	ORIGIN OF NON-CASH TRANSACTIONS*	TOTAL ESTIMATED ELIGIBLE COSTS
Other Capital Assets:
Computer Equipment		$ 140,000
Machinery/Equipment		$ 410,000
Technology Rights		$ 86,000
Sub-total Other Capital Assets:		$ 636,000

Wages and Salaries, including payroll burden:
Salaries/Wages		$ 1,818,351
Payroll Benefits		$ 272,753
Sub-total Wages and Salaries, including payroll burden:		$2,091,104

Other Operating Expenses:
Materials/Supplies		$ 160,000
Sub-contracting		$ 259,643
Travel		$ 75,000
Evaluation		$ 400,000
Consultants		$ 64,588
Other direct incremental costs		$ 313,665
Sub-total Other Operating Expenses:		$ 1,272,896

TOTAL ELIGIBLE EXPENSES:		$ 4,000,000

Note:

Other Capital Costs:

- Computer Equipment: costs for $60,000 include 8 computers, printers and misc. IT equipment; and $80,000 for software and user licenses for CST Microwave Studio (simulation software).

- Machinery/Equipment:

Manufacturing Systems - Sputtering Coating System, Sol-gel systems or 3D Hologaphy machines - $170,000

Optical testing Equipment - Ellipsometry Equipment - $67,500

Optical Characterization equipment – Optical tables, lab set-up and testing lasers - $171,912 Sub-total: $410,000

Technology Rights:

- Costs associated with preparing and filing patents for intellectual property resulting from this project.

Wages & Salaries:

- Chief Science Officer - $322,941total - 75% of his annual wage over the 3 years.

- Chief Technology Officer - $276,274 - 50% of annual wage in year 1 (75% in year 2 and 3).

- MetaMaterial Engineer - $185,446 - 75% of his annual wage over the 3 years.

- Lab Manager & Chemical Engineer - $171,106 - 75% of her annual wage over 2 years & 100% in year 3.

- Principal Chemical & Materials Scientist - $156,523 - 50%, 75% & 100% of her annual wage over the 3 years, respectively.

- Product Quality Manager - $156,523 - 50%, 75% & 100% of her annual wage over the 3 years, respectively.

- Principal Manufacturing Engineer - $109,163 - 75% of annual wage in year 2 and 100% of annual wage in year 3.

- Materials & Mechanical Engineer - $90,969 - 75% of annual wage in year 2 and 100% of annual wage in year 3.

- Test and Measurement Technician - $63,678 - 75% of annual wage in year 2 and 100% of annual wage in year 3.

- Thin Film Coating technician - $76,708 - 50%, 75% & 100% of her annual wage over the 3 years, respectively.

- Project Manager - $168,264 - 50%, 70% & 70% of her time over the 3 years, respectively.

- CEO: Project Manager Advisor - $40,756 - 10%, 5% and 5% of his time over the 3 years respectively.

- Payroll benefits - $272,753 - 15% of total wages & salaries and includes group insurance, pension plans, and employer’s share of federal deductions.

Other Operating Expenses:

- Materials/supplies - $60,000 for chemical compounds and photorefractive materials i.e. oxides, silicon, acrylic, substrates, nanoparticles and metals.

- R&D Sub-contracting - $259,643 is split between 1) ONDAX and DMT Microsystems and 2) environmental testing & certification for product demonstrations (i.e. ESL)

- Evaluation - $400,000 for flight and ground test engineering of prototypes. Company TBD.

- Consultants - Costs for Mr. Maurice Guitton to advise and support project manager.

- Other direct incremental costs - $313,666 includes costs for office supplies,courier charges, telephone, fax, internet and electricity. Estimated based on 15% of total wages and salaries, including payroll burden.

Atlantic Innovation Fund

Schedule 3

CLAIMS AND PROJECT COSTS PRINCIPLES

a.
CLAIMS
1.
The Agency will pay the Contribution to the Recipient, in respect of Eligible Costs incurred, on the basis of claims which will:
(a)
be submitted on a quarterly basis (“Claim Period”);
(b)
be submitted on claim forms provided by the Agency, within forty-five (45) days of the end of each Claim Period;
(c)
be accompanied with details of all costs being claimed, which will be substantiated by such documents as may be required by the Agency and presented in accordance with the Eligible Costs contained in the Statement of Work in Schedule 2;
(d)
be certified by a person authorized to sign on behalf of the Recipient.
(e)
include a declaration of any overdue amounts owed to Her Majesty the Queen in Right of Canada pursuant to any obligation other than this Agreement and provide details of any such amounts.
2.
Unless specified in the Articles of Agreement, supporting documents do not need to be included when submitting a claim. However, purchase orders, cancelled cheques, invoices, receipts and all other supporting documentation must be retained and readily available for an examination by the Agency at any time.
3.
The total amount of the Contribution paid to the Recipient, in respect to Eligible Costs that have been incurred but not yet paid to suppliers, shall not exceed fifty per cent (50%) of the total authorized Contribution.
4.
With the submission of the final claim, the Recipient shall submit a final payment certificate, on a form provided by the Agency, certified by a person authorized to sign on behalf of the Recipient, attesting that the Eligible Costs for the entire Project have been incurred and paid.
5.
Payments to the Recipient will be withheld if there are any outstanding reports, as required in Schedule 5 – Reporting Requirements.

b.
AIF PROJECT COST PRINCIPLES
1.
General Principles

The total Eligible Costs of the Project shall be the sum of the applicable direct costs, which are or will be reasonably and properly incurred in the performance of the Project, less any applicable credits. These costs shall be determined in accordance with the Recipient’s cost accounting system as accepted by the Agency and applied consistently over time.

2.
Definition of Reasonable Cost

A cost is reasonable if, in nature and amount, it does not exceed that which would be incurred by an ordinary prudent person in the conduct of a competitive business.

In determining the reasonableness of a particular cost, consideration shall be given to:

(a)
whether the cost is of a type generally recognized as normal and necessary for the conduct of the performance of the Project;
(b)
the restraints and requirements by such factors as generally accepted sound business practices, arm’s length bargaining, federal, provincial and local laws and regulations, and Agreement terms;
(c)
the action that prudent business persons would take in the circumstances, considering their responsibilities to the owners of the business, their employees, customers, the Government and public at large;
(d)
significant deviations from the established practices of the Recipient which may unjustifiably increase the Eligible Costs; and
(e)
the specifications, delivery schedule and quality requirements of the particular Project as they affect costs.

3.
Eligible Costs and Cost Categories

Eligible costs have been classified under four categories: Buildings and Major Renovations; Other Capital Costs; Wages and Salaries; and Other Operating Expenses.

Eligible costs include all reasonable direct and incremental costs deemed essential for the implementation of the project and that are not specifically identified as being ineligible by ACOA. These include the following:

(a)
Buildings and Renovations

Buildings and major renovations include costs related to a new construction and costs related to renovations to an existing building whether owned or leased (i.e. leasehold improvements).

Building and major renovation costs may be eligible under the AIF, but only on a very selective basis and only if absolutely essential for the project. Recipients are required to clearly demonstrate the requirement for an investment in new infrastructure as opposed to utilization of existing facilities. It should be noted that AIF assistance for eligible building and major renovation costs would not normally exceed thirty percent (30%) of the Recipient’s costs.

(b)
Other Capital Costs

This category includes capital assets other than those included in Buildings and Major Renovations and that are considered essential for the project. These include assets such as testing equipment, computers, furniture, machinery and any other equipment that is considered essential for the project. Technology rights, also covered under this category, include the costs incurred for the acquisition of the rights to use technology up to the completion date of the project.

(c)
Wages and Salaries, including payroll burden

Since remuneration for the cost of human resources is usually a significant portion of project costs, these are presented separately from Other Operating Expenses.

The acceptable wages and salary costs will be those considered essential for the project and may include the services of engineers, scientists, technologists, technicians, draftspersons and market researchers. The AIF will support the hiring of incremental research expertise, including faculty whose principal focus is the funded initiative, and whose research, teaching and outreach, while directly related to the objectives of the funded initiative, will also strengthen faculties and enhance graduate opportunities. Incremental wages and salary costs of faculty must be above and beyond the normal paid wages and salaries paid by the university.

At no time will the AIF fund teaching activity. However, in cases where existing faculty is assigned to an AIF project, the backfilling cost (i.e. salary of the replacement personnel) is an eligible cost under the program. Recipients should be careful not to double claim, by claiming both the R&D position and the backfilled position of faculty. The salary of the replacement personnel is the only eligible cost allowable.

In order to properly manage and exercise financial control of a project, a Recipient may have to assign qualified management and administrative personnel to a project. These costs may be eligible provided that incremental resources are required.

Payroll burden associated with the eligible wages and salaries, which includes items such as group insurance, pension plans, employer’s share of federal deductions, etc., is also eligible for personnel directly associated with the project.

(d)
Other Operating Expenses

This category includes all other costs that are not included in the previous three cost categories.

(i)
Direct Materials and Consumables

Direct materials include those consumed in carrying out the project, including those utilized in the production of models, prototypes or pilot plants. Direct materials may be purchased solely for the project or issued from the Recipient’s inventory at cost.

(ii)
Lease/Rent of Facilities

The project may be located in facilities that are leased or rented. Lease and rental payments are eligible if incremental. These costs are only acceptable up to the completion date of the project. Furthermore, cost allocation for the use of existing space owned by the Recipient is not eligible.

(iii)
Professional Fees and Consultants

Legal fees for patent searches and patent filing fees are acceptable. Patent filing fees will only be allowed for countries that are identified as necessary for the success of the project. Patent costs will be charged at actual cost. Maintenance fees and all expenses incurred protecting a patent are not acceptable.

Also eligible are the cost of consultants engaged to carry out additional market research, technical searches, financial analyses or other investigations which, in the opinion of the Agency, are desirable to determine the specifications and characteristics of the product and are required for determining the course of the development activities. The eligible cost acceptable for a consultant is the actual incurred and paid contract amount.

(iv)
R&D Subcontracts and Services

This category is strictly related to research and development activities of the project. The amount acceptable from a subcontract is the actual incurred and paid contract amount. If the subcontract is to be done by a related party to the Recipient, or by a Key Project Collaborator, the expense will be eligible at cost as this is a non-arm’s-length transaction. Any such case must be fully disclosed by the Recipient. The cost related to the preparation of the first engineering draft of a user manual or related to defining or refining the specifications of a product, process or service under development are acceptable.

Testing services fees, that are conducted by testing organizations or accredited laboratories (e.g., Canadian Standards Association, Underwriters Laboratories or Canada Mortgage and Housing Corporation) and that are essential to the success of the project, will be eligible. Testing services will be charged at actual cost. Regulatory costs, where required, will be accepted.

(v)
Travel Costs

Travel costs include transportation, accommodations and meals that are directly attributable to the Project and included in Schedule 2 – Statement of Work. The Agency will reimburse the Recipient’s travel expenditures in accordance to the National Joint Council Directive (www.njc-cnm.gc.ca). While the Recipient may travel by any means that it deems appropriate and incur any related costs, the Agency will only reimburse travel costs according to the principles, guidelines and rates prescribed by the Travel Directive.

(vi)
Other Direct Incremental Costs

Cost for expenditures such as office supplies, courier charges, utilities/telecommunications (e.g., telephone, fax, internet, electricity), and other office expenses are eligible if directly attributable to the proposed project. Only the incremental cost is acceptable. Recipients must provide a detailed budget of such costs.

Certain Recipients may not be able to individually track and account for expenses at a project level basis. In these cases, an allocation based on an appropriate factor (e.g., salary, square footage or other cost) may be calculated by the Recipient and used to claim for such costs.

4.
List of Non-Eligible Costs

Non-Eligible costs include, but are not necessarily restricted to, such items as:

(a)
costs of land, goodwill and asset costs in excess of fair market value;
(b)
in-kind goods or services
(c)
cost allocation for the use of existing space owned by the Recipient;
(d)
motor vehicles and vessels not used exclusively for the project;
(e)
fixed/period charges: recurring charges such as property taxes, rentals and reasonable provision for depreciation;
(f)
insurance, dues and other membership fees;
(g)
interest costs, bond discount, and other financing costs;
(h)
promotion and selling expenses;

(i)
professional fees, salaries, overhead or other costs incurred in the normal course of operations;
(j)
non-incremental expenditures; and
(k)
expenditures incurred and cost commitments made before proposal receipt date; and
(l)
costs related to activities undertaken by federal and provincial government departments.
4.
Credits

The applicable portion of any income, rebate, allowance, or other credit relating to any applicable direct cost, received by or accruing to the Recipient, shall be credited to the eligible costs.

Atlantic Innovation Fund

Schedule 4

COMMERCIALIZATION

1.
Work in Atlantic Canada

Unless otherwise agreed to in writing by the Agency, the Recipient will ensure that the Resulting Products are exploited through their production in Atlantic Canada until all amounts due by the Recipient to the Agency under this Agreement have been paid in full or until that obligation is otherwise discharged to the satisfaction of the Agency.

2.
Licensing Agreement

In the event the Recipient enters into a licensing agreement to fulfill the obligations set out in subsection 1 above, the Recipient shall provide the Agency with a copy of the licensing agreement when it is executed with evidence to satisfy the Agency that the transaction was completed at fair market value.

Atlantic Innovation Fund

Schedule 5

REPORTING REQUIREMENTS

1.
Initial Report

The Recipient shall submit, prior to first disbursement of funds, the Estimated Cost Breakdown Update (template provided by the Agency). This document will be updated annually, as per the annual reporting requirements in section 3 below.

2.
Quarterly Progress Reports

The Recipient shall submit progress reports on a quarterly basis, within forty-five (45) days of each quarter, with quarterly periods ending on the following dates: June 30 (due August 15), September 30 (due November 15), and December 31 (due February 15).

Quarterly progress reports shall be completed using the Atlantic Innovation Fund Progress Report Form (template provided by the Agency) and will contain the following:

(a)
a description of the progress made during the quarter toward completion of Project activities in comparison with the Project schedule, and report on any other changes to the Statement of Work;
(b)
a statement of milestones achieved (and/or in progress) during the quarter;
(c)
an assessment of any unforeseen challenges with the Project, along with the mitigation measures undertaken or proposed; and
(d)
the Recipient’s revised Estimated Cost Breakdown Update, if any significant change is expected.
3.
Annual Reporting

3.1 Annual Report

The Recipient shall submit annual reports within forty-five (45) days of the period ending March 31.

The first report is required May 15, 2015, and shall be provided by the same date each year thereafter until this Agreement ends, in accordance with section 7 of the General Conditions (Schedule 1).

Annual report requirements will vary based on whether the reporting period covered is before or after the Project Completion Date.

3.1.1 Prior to the Project Completion Date

Annual reports shall contain:

(a)
Atlantic Innovation Fund Progress Report Form, which includes:

- a description of the progress made during the quarter in completion of the Project activities in comparison with the Project schedule, and a report on any other changes to the Statement of Work;

- a statement of milestones achieved (and/or in progress); and

- an assessment of any unforeseen challenges in completing the Project, and mitigation measures undertaken or proposed.

(b)
the Recipient’s revised Estimated Cost Breakdown Update.
(c)
Information for Annual Report (Annex 1) – (template provided by the Agency), which contains:

- an update on results;

- a description of commercialization efforts and challenges;

-a description of any new scientific/technical developments in the industry (e.g., new discoveries, new patents) that may affect the commercialization potential;

- the identification of any planned or completed transfer to commercial production, transfer outside of Atlantic Canada, sale, lease, or other disposal of Special Equipment;

- a certification to the Agency that the Recipient is maintaining the required environmental protection measures in relation to the Project; and

- a confirmation that the Certificate of Incumbency is still valid.

3.1.2 After the Project Completion Date

Annual reports shall contain:

Information for Annual Report (Annex 1) - (template provided by the Agency), which contains:

- an update on results;

- an update on commercialization efforts and challenges;

- a description of any new scientific/technical developments in the industry (e.g., new discoveries, new patents) that may affect the commercialization potential;

- the identification of any planned or completed transfer to commercial production, transfer outside of Atlantic Canada, sale, lease, or other disposal of Special Equipment;

- a certification to the Agency that the Recipient is maintaining the required environmental protection measures in relation to the Project; and

- A confirmation that the Certificate of Incumbency is still valid.

3.2 Annual Financial Statements

The Recipient shall provide the Agency with a copy of its annual audited financial statements on a consolidated basis with those entities it controls within one hundred and twenty (120) days after the end of each fiscal year.

MTI and LGI shall provide the Agency with a copy of their respective annual audited financial statements where available within one hundred and twenty (120) days after the end of each fiscal year.

3.3 Cessation of Sales of Resulting Products

The Recipient shall provide the Agency written notice at least six (6) months prior to the cessation of sales of the Resulting Products.

4.
Project Review

A Project Review Committee shall be established. The Committee shall consist of a representative of ACOA, a representative of NRC, a representative of the Recipient and the Key Project Collaborator(s). Unless otherwise agreed to by all parties, the Project Review Committee will meet at least annually during the Project Period, at a mutually agreeable time, to review the progress of the Project.

Atlantic Innovation Fund

Schedule 6

PROJECT FACT SHEET FOR NEWS RELEASE

Program: Atlantic Innovation Fund	Project No.: 203260

Name & Address of Recipient:	Recipient Contact:

Metamaterial Technologies Inc. 1 Research Drive Dartmouth, Nova Scotia B2Y 4M9	Name: George Palikaras, President & CEO Telephone: 902-482-5729 Email: george.palikaras@metamaterial.com

Project Location: Dartmouth, Nova Scotia

Sector of Activity: Physcial Sciences	Project Purpose: Develop the metaAIR product, which is a film added to the cockpit windscreen in order to reflect harmful laser light used in aircraft attacks

Total Costs: $4,000,000	Eligible Costs: $4,000,000

Authorized Assistance: $3,000,000	Other Assistance: N/A

Project Start Date: January 1, 2014	Project Completion Date: June 30, 2017

Project Description and Anticipated Results: NANOLIFT will develop a platform technology that will enable the Recipient to develop products for three sectors including security and defense, energy and aviation. The initial commercial focus of this project will be on the metaAIRTM product an optically transparent thin film filter that can selectively block narrow light frequencies to protect flight crews against laser strikes. The metaAIR™ filter will consist of nano-composites of specific geometry and can be adhesively applied on existing surfaces, such as the inner surface of cockpit windows or windshields. The Recipient has recentlry received the 2014 Global Product Leadership award by Frost & Sullivan recognising the Recipient as a global innovator in the Aerospace Industry.

The Recipient also recently announced a strategic partnership with Airbus in the project, to test its thin film technology and to bring this innovative product to the commercial aviation market. metaAIR™ will be certified for airworthiness starting with all Airbus types (e.g. A320, A350, A380 etc.) and quickly moving to other aircraft manufacturers..

Atlantic Innovation Fund

Schedule 7

SPECIAL EQUIPMENT

1.
(a) The Recipient shall notify the Agency promptly in writing of any sale, lease or other disposition of Special Equipment, or transfer to commercial use of said Equipment within its own production capability or otherwise
(b)
If so directed by the Agency, the Recipient shall pay the Agency forthwith the greater of 75% of the:
(i)
proceeds of disposition of the Special Equipment; or
(ii)
fair market value of the Special Equipment.
2.
The total amount payable by the Recipient pursuant to subsection 1(b) shall not exceed the Contribution.

Atlantic Innovation Fund

Schedule 8

Pre-authorized Debit / Direct Deposit Authorization (PAD)

Applicant Name:
ACOA Project Number:

A- Pre-authorized Debits - Please attach a voided cheque and complete the following:

Name of Account Holder(s) (If different from above)

If you are not providing a voided cheque, please have the following information completed and confirmed by your financial institution:

Branch No.:	Institution No.:

Account No.:
Name(s) of Account Holder(s):
Financial Institution:
Address:

Telephone No.:

Signature of Financial Institution Official	Date

All information obtained by the Atlantic Canada Opportunities Agency (the Agency) will be treated in accordance with the Access to Information Act and the Privacy Act.

B- Direct Deposit:

Progress and final payments of the contribution can be deposited directly in the above-mentioned bank account. Do you wish to take advantage of this service?

No	Yes	If yes, Email Address:

I/We hereby authorize the Agency to debit the bank account identified above, as per the repayment terms of the contribution agreement(s) and any subsequent amendments. If I/we have checked YES for the Direct Deposit Service, I/we hereby authorize the Agency to credit the bank account identified above.

Atlantic Innovation Fund

Schedule 8

I/We herby authorize the Agency to debit the bank account identified above with a service fee of $15.00 if a PAD is returned due to insufficient funds.

I/We may revoke my/our authorization at any time, subject to providing written notification from me/us of its change or termination. This notification must be received by the 15th day of the month prior to the next scheduled payment. To obtain a sample cancellation form, or for more information on my/our right to cancel a PAD agreement I/we may contact my/our financial institution or visit www.cdnpay.ca. I/we acknowledge that this cancellation does not terminate any obligation that I/we may have with the Agency.

I/we acknowledge that I/we must continue to make payments according to the contribution agreement by a method acceptable to the Agency until the contribution is repaid in full. Should I/we stop making payments, I/we will be in default of the contribution agreement(s).

I/We have certain recourse rights if any debit does not comply with this agreement. For example, I/we have the right to receive reimbursement for any debit that is not authorized or is not consistent with this PAD agreement. To obtain more information on my/our recourse rights, I/we may contact my/our financial institution or visit www.cdnpay.ca.

Signature of Authorized Signing Officer(s)	Date

Signature of Authorized Signing Officer(s)	Date

ACOA Head Office	Newfoundland and Labrador Regional Office
Blue Cross Centre, 3rd Floor	John Cabot Building, 11th Floor
644 Main Street	10 Barter’s Hill
PO Box 6051	PO Box 1060 STN C
Moncton, New Brunswick, Canada	St. John’s,
E1C 9J8 (Courier Address: E1C 1E2)	Newfoundland and Labrador, Canada
General Enquiries: 506-851-2271	A1C 5M5 (Courier Address: A1C 6M1)
Toll Free (In Canada and the United States): 1-800-561-7862	General Enquiries: 709-772-2751
Facsimile: 506-851-7403	Facsimile: 709-772-2712
Toll Free: 1-800-668-1010
Nova Scotia Regional Office
1801 Hollis Street, Suite 700	Prince Edward Island Regional Office
PO Box 2284 STN C	Royal Bank Building, 3rd floor
Halifax, Nova Scotia, Canada	100 Sydney Street
B3J 3C8 (Courier Address: B3J 3N4)	PO Box 40
General Enquiries: 902-426-8361	Charlottetown, Prince Edward Island, Canada
Facsimile: 902-426-2054	C1A 7K2 (Courier Address: C1A 1G3)
Toll Free: 1-800-565-1228	General Enquiries: 902-566-7492
Facsimile: 902-566-7098
Toll Free: 1-800-871-2596
New Brunswick Regional Office
570 Queen Street, 3rd Floor
PO Box 578
Fredericton, New Brunswick, Canada
E3B 5A6 (Courier Address: E3B 6Z6)
General Enquiries: 506-452-3184
Facsimile: 506-452-3285
Toll Free: 1-800-561-4030